Consent of Independent Registered Public Accounting Firm

New Asia Partners China I Corporation
Shanghai, China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 9, 2008, relating to the financial statements of New Asia Partners China I Corporation (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

April 14, 2008